Exhibit 99.1

NEWS RELEASE for August 7, 2008 at 4:05 PM EDT
Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS 2008 SECOND QUARTER, SIX-MONTH RESULTS

IRVINE, CA (August 7, 2008) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the second quarter and six months ended June 28, 2008.  Revenues for the 2008 second quarter were $18.4 million compared to $12.8 million for the second quarter ended June 30, 2007.  Gross profit for the second quarter of 2008 improved to $2.7 million, or a gross margin of 14.4 percent, compared with a gross loss of $5.9 million, or a negative gross margin of 46.2 percent, in the year-earlier period.

Net loss for this year’s second quarter was $2.3 million, or a $0.11 loss per share, compared to a net loss in the 2007 second quarter of $7.2 million, or $0.37 loss per share.  Fully diluted weighted-average shares outstanding for the 2008 second quarter were 19,855,000, compared to 19,653,000 in the corresponding prior year period.  These results include stock-based compensation expense in the 2008 second quarter of $375,000, compared to $294,000 in the prior year period.

Chief Executive Officer Chun K. Hong said, “We were pleased to return to top-line growth in the second quarter, both year-over-year and sequentially from the March 2008 period.  We achieved a good mix of high-density, low-power-memory modules for high end server applications coupled with high density laptop memory modules.  We currently expect additional high-density server module and flash programs with current and new OEM customers to come on line as the year progresses, which should make up a greater portion of the business and drive higher margins and bottom-line improvements.”

For this year’s first six months, revenues were $31.5 million, compared to $50.3 million for the prior year period.  Gross profit for the first six months of 2008 improved to $5.8 million, or a gross margin of 18.4 percent, compared with a gross loss of $474,000, or a negative gross margin of less than 1 percent, in the year-earlier period.

Net loss for the first six months of 2008 was $2.8 million, or a $0.14 loss per share, compared to a net loss in the first six months of the prior year of $6.6 million, or $0.34 loss per share.  Fully diluted weighted-average shares outstanding for this year’s first six months were 19,839,000, compared to 19,638,000 in the corresponding prior year period.  These results include stock-based compensation expense in the first six months of 2008 of $619,000, compared to $622,000 in the prior year period.

As of June 28, 2008, cash, cash equivalents, restricted cash and investments in marketable securities were $25.8 million, total assets were $56.4 million, working capital was $31.5 million, total long-term debt was $397,000, and stockholders’ equity was $42.0 million.

Outlook for 2008

The Company currently projects that its revenue for the third quarter of 2008 will range from $28 million to $32 million However, if Netlist encounters adverse developments, such as the significant market price and customer demand deterioration, the risk of not achieving these current expectations will increase.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the second quarter and six months ended June 28, 2008.  The dial-in number for the call is 1-866-394-5650.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor Relations section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Irvine and in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer demand, including delays in product qualifications; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 29, 2008, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net sales	$18,429	$12,811	$31,533	$50,349
Cost of sales(1)	15,770	18,734	25,743	50,823
Gross profit (loss)	2,659	(5,923)	5,790	(474)
Operating expenses:
Research and development(1)	1,716	1,478	3,292	2,545
Selling, general and administrative(1)	3,310	3,845	6,778	7,549
Total operating expenses	5,026	5,323	10,070	10,094
Operating loss	(2,367)	(11,246)	(4,280)	(10,568)
Other income:
Interest income, net	104	162	343	114
Other income (expense), net	23	4	(68)	5
Total other income, net	127	166	275	119
Loss before provision (benefit) for income taxes	(2,240)	(11,080)	(4,005)	(10,449)
Provision (benefit) for income taxes	11	(3,864)	(1,170)	(3,864)
Net loss	$(2,251)	$(7,216)	$(2,835)	$(6,585)
Net loss per common share:
Basic and diluted	$(0.11)	$(0.37)	$(0.14)	$(0.34)
Weighted-average common shares outstanding:
Basic and diluted	19,855	19,653	19,839	19,638

(1)  Amounts include stock-based compensation expense as follows:

Cost of sales	$48	$44	$62	$108
Research and development	62	19	85	65
Selling, general and administrative	265	231	472	449

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 28,	December 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$11,243	$7,182
Restricted cash	2,000	—
Investments in marketable securities	11,595	15,573
Accounts receivable, net	6,441	12,034
Inventories	8,331	3,333
Income taxes receivable	903	708
Deferred taxes	3,899	3,464
Prepaid expenses and other current assets	975	392
Total current assets	45,387	42,686

Property and equipment, net	7,907	8,191
Deferred taxes	1,620	1,065
Long-term investments in marketable securities	974	7,814
Other assets	556	600
Total assets	$56,444	$60,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,952	$6,697
Revolving line of credit	5,662	4,872
Current portion of long-term debt	547	740
Current portion of deferred gain on sale and leaseback transaction	118	118
Accrued expenses and other current liabilities	2,618	2,872
Total current liabilities	13,897	15,299
Long-term debt, net of current portion	397	638
Deferred gain on sale and leaseback transaction, net of current portion	167	226
Total liabilities	14,461	16,163

Commitments and contingencies

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	68,724	68,109
Accumulated deficit	(26,734)	(23,899)
Accumulated other comprehensive loss	(27)	(37)
Total stockholders’ equity	41,983	44,193
Total liabilities and stockholders’ equity	$56,444	$60,356

# # # #